Exhibit 10.1

June 19, 2023

Stuart Canfield
VIA EMAIL

Dear Stuart,
I’m thrilled to recognize your tremendous value to Electronic Arts Inc. (the “Company”) with your promotion to Executive Vice President, Chief Financial Officer, on the terms and conditions below.
Position
Effective June 20, 2023 (the “Effective Date”), you will report to Andrew Wilson, Chief Executive Officer and Chairman of the Company, and continue to be based out of EA’s Redwood Shores, California office.
Base Salary
Your annual base salary will be $625,000, and will be paid, less applicable taxes and withholdings, in accordance with the Company’s normal payroll cycle.
Annual Discretionary Cash Bonus
Your annual discretionary bonus target will be 100% of your annual base salary. For fiscal year 2024, funding of your annual cash bonus award will be based 60% on Company financial performance, and 40% on Company business performance, in each case based on pre-established goals approved by the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board”). Your actual bonus award, if earned, will also be based on your individual performance. Bonus payouts are delivered in June following the performance period if bonuses are earned. The bonus performance period aligns with EA’s fiscal year, which begins on or around the 1st of April, and ends on or around the 31st of March of the following year. You must be actively employed by EA at the time bonuses are paid out to receive a bonus payment. The Company may amend or terminate the bonus program at any time.
Equity Award
We will recommend that the Compensation Committee approve the grant of an equity award (the “Equity Grant”), which will consist of (1) restricted stock units (“RSUs”) with a grant date value of

$2,400,000, and (2) performance-based restricted stock units (“PRSUs”) with a target grant date value of $3,600,000. The number of RSUs and PRSUs granted to you will be calculated by dividing the RSU grant date value and target PRSU grant date value by the closing price of EA’s common stock on the grant date and rounding down to the nearest whole share. We expect that the Equity Grant will be granted to you shortly after the Effective Date; however, the grant date could be later depending on a variety of factors. The Equity Grant will be granted under, and subject to the terms and conditions of the Company’s 2019 Equity Incentive Plan (the “Equity Plan”) and the applicable award agreements for the RSUs and PRSUs. You must be actively employed by the Company on the grant date in order to be eligible to receive the Equity Grant.
RSUs
Subject to your continued employment with the Company on the applicable vest dates, one-third (1/3) of the RSUs will vest on the first anniversary of the grant date and one-sixth (1/6) of the RSUs will vest every six months thereafter, until the RSUs are fully vested. The actual terms of the RSUs will be governed by the Equity Plan and the applicable RSU award agreement.
PRSUs
The PRSUs will be subject to the same vesting terms as the PRSUs granted to the Company’s named executive officers. The actual terms of the PRSUs will be governed by the Equity Plan and the applicable PRSU award agreement.
Change in Control Severance Plan
As an Executive Vice President of the Company, you will be eligible to participate in the Company’s Amended and Restated Change in Control Severance Plan (the “CIC Plan”) as a “Tier 2 Participant,” and as a “Specified Employee” (as set forth in Schedule A of the CIC Plan). A copy of the CIC Plan is publicly filed with the Securities and Exchange Commission.
Benefits and Paid Time Off
You will be eligible to participate in employee benefit plans, programs and arrangements generally available to our U.S. employees and similarly-situated senior executives of the Company from time to time. The Company reserves the right to review, amend and/or terminate its benefits plans, programs and arrangements from time to time in accordance with their terms.
Employment Status
Nothing contained in this offer letter is intended to create a contract of employment for any specific duration. Your employment with the Company is at will and can be terminated with or without cause and with or without notice at any time by either you or the Company. Your at-will employment status can only be changed with express approval of the Company’s Chief People Officer or his or her designee.
Offer Contingencies
A background check is required and is currently in process. This offer is contingent on satisfactory results from this check. This means that if the result of this check is not acceptable to EA, this may result in withdrawal of the offer or termination of employment as permitted by law. EA uses a third-party vendor to conduct background checks.
Accepting your offer
If you would like to accept this offer, please sign below and submit all pages of the original offer letter. You’ll be given a digital copy of the signed offer letter once you have submitted it back to EA.
This offer letter, including any referenced documents, forms the entire agreement between you and the Company and replaces all prior communications on matters related to employment at EA.

Sincerely,

/s/ Andrew Wilson

Andrew Wilson
Chief Executive Officer and Chairman
Electronic Arts Inc.

Accepted by:

/s/ Stuart Canfield
Stuart Canfield

June 19, 2023
Date

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